Exhibit 10.19

SECOND AMENDMENT TO SERVICE AGREEMENT

This Second Amendment to Service Agreement (this “Second Amendment”), effective as of March 16, 2021 (“Second Amendment Effective Date”), is by and between KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (the “Client”), and QUIKFILLRX LLC, a Florida limited liability company (the “Contractor”).

WHEREAS, the Client and the Contractor entered into that certain Service Agreement effective as of March 31, 2020 (the “ Original Agreement”), as amended by that First Amendment effective as of June 2, 2020 (the “First Amendment” and, together with the Original Agreement, the “Agreement”); and

WHEREAS, the Client and the Contractor desire to further amend the Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Client and the Contractor agree as follows:

AMENDMENT AND AGREEMENT

1.	Defined Terms. Capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to them in the Agreement.

2.	Amendments. The Agreement is amended as follows:

2.1	Schedule “B” – Compensation of the Agreement is amended and restated in its entirety as follows:

“General Compensation: The following constitutes “General Compensation”:

●	For each calendar month commencing November 1, 2020 through October 31, 2021, on or before the ninth (9th) day of such month, the Client shall pay the Contractor an amount equal to $125,000 for the Services to be performed during such calendar month.

●	In the event the Parties further agree to extend the term of this Agreement beyond October 31, 2021 and such extension is agreed to on or before October 15, 2021, but in any event subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, (i) this Agreement shall renew for an additional term of one year commencing November 1, 2021 through October 31, 2022, and (ii) for each calendar month commencing during such renewal term, on or before the ninth (9th) day of such month, the Client shall pay the Contractor an amount equal to $150,000 for Services to be performed during such calendar month.
●	In the event the Parties further agree to extend the term of this Agreement beyond October 31, 2022 and such extension is agreed to on or before October 15, 2022, but in any event subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, (i) this Agreement shall renew for an additional term of one year commencing November 1, 2022 through October 31, 2023, and (ii) for each calendar month commencing during such renewal term, on or before the ninth (9th) day of such month, the Client shall pay the Contractor an amount equal to $150,000 for Services to be performed during such calendar month.

Gross Revenue Quarterly Bonus Compensation: The following constitute “Bonus Compensation”:

During the renewal Term of this Agreement expiring October 31, 2021, and during any extension or renewal of this Agreement as may be mutually agreed upon by the Parties in writing, but in any event subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, the Client shall pay the Contractor bonus compensation based on the Client’s gross quarterly sales during each applicable fiscal quarter that are attributable to the Services provided by the Contractor hereunder, as the same may be reasonably determined by the Client (such amount being hereinafter referred to as the “Applicable Gross Quarterly Sales”), which determination shall be made by the Client within fifteen (15) calendar days following the end of any applicable fiscal quarter and the amount of such bonus shall be paid on or before the thirtieth (30th) day of such calendar month as follows:

●	An amount equal to 0.9% of the Applicable Gross Quarterly Sales, which amount shall, at the Client’s option be paid in (a) cash or (b) shares of the Client’s common stock, par value $0.001 per share (“Common Stock”), or (c) a combination of cash and Common Stock, subject to the following:

►	If the Client determines to issue shares of Common Stock in lieu of cash payment, then the number of shares to be issued shall be based upon a per share price equal to the average closing price of the Client’s Common Stock as reported by the OTC Markets Group, Inc. on the three (3) trading days immediately preceding the date of issuance of such shares of Common Stock.

►	The shares of Common Stock issued to the Contractor shall be issued with a restrictive legend. Unless the shares of Common Stock are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), an event that is not currently anticipated, the shares of Common Stock shall constitute “restricted securities,” as such term is defined in Rule 144 promulgated under Rule 144 of the Securities Act. The Contractor acknowledges and agrees that: (i) the shares of the Common Stock will not have been registered under the Securities Act or the securities laws of any state, (ii) there may not exist a market for resale of the shares of Common Stock, and (iii) such shares of Common Stock may need to be held indefinitely unless the shares of Common Stock are subsequently registered under the Securities Act or an exemption from registration is available. The Client has no obligation to register the shares of Common Stock under the Securities Act or otherwise. In connection with any transfer of the shares of Common Stock by the Contractor, the Client may require the Contractor to provide to the Client, at its expense, an opinion of counsel, satisfactory to the Client, that such transfer is in compliance with all applicable federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of the shares of Common Stock not in accordance with the terms and conditions set forth in this Schedule “B”, shall be null and void, and the Company shall not reflect on its records any change in record ownership of any shares of Common Stock as a result of any such disposition, shall otherwise refuse to recognize any such disposition, and shall not in any way give effect to any such disposition of any shares of Common Stock.

►	In no event shall the Client be permitted to exercise its option to issue the Client’s Common Stock in lieu of a cash payment for such Bonus Compensation (i) subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, in excess of an aggregate amount of 12,000,000 shares of Common Stock for any renewal term for the periods commencing November 1, 2020 through October 31, 2021, commencing November 1, 2021 through October 31, 2022, or commencing November 1, 2022 through October 31, 2023, and (ii) subject to the express terms of any such mutual extension or renewal and in the event of any inconsistency between the terms hereof and the terms of such extension or renewal the terms of such extension or renewal shall control to the extent of such inconsistency, the maximum amount of the Client’s Common Stock issuable in connection with any such Bonus Compensation for the period beginning on the Effective Date through October 31, 2023 shall not exceed an amount equal to 30,000,000 shares of Common Stock.

►	Notwithstanding anything to the contrary contained herein, if the Client either (i) suffers a Change of Control Transaction or (ii) generates gross revenues, in the aggregate, in excess of $1 billion during the period between March 9, 2020 and October 31, 2023 (the “Revenue Target”); provided that the Agreement is still in effect at the date either the Change of Control Transaction occurs or the Revenue Target is met, then within five (5) business days of the closing of such Change of Control Transaction or the Revenue Target is met the Client shall issue the Contractor a number of shares of Common Stock equal to 12,000,000 shares less the number of shares of Common Stock previously issued to the Contractor during the applicable period, if any, in which such Change of Control Transaction or the Revenue Target occurs (with the applicable period being the period commencing November 1, 2020 through October 31, 2021, the period commencing November 1, 2021 through October 31, 2022, or the period commencing November 1, 2022 through October 31, 2023). If the Client terminates this Agreement as part of such Change of Control Transaction, no further Bonus Compensation shall be payable by the Client to the Contractor for the fiscal quarter in which the Change of Control Transaction occurs. If this Agreement continues following such Change of Control Transaction, the Client shall be credited the value of such Common Stock against any obligation to pay Bonus Compensation for the fiscal quarter in which the Change of Control Transaction occurs. Notwithstanding anything to the contrary above, in no event shall the Client be obligated to issue the Contractor any shares of Common Stock pursuant hereto if the Client provides notice to the Contractor of termination of this Agreement prior to the consummation of the Change of Control Transaction or the Revenue Target is met with (for) cause. A “Change of Control Transaction” means any of the following: (i) any sale, lease or other disposition of all or substantially all of the Client’s assets, (ii) any merger, consolidation, equity exchange, reorganization, or other similar transaction or series of transactions in which the equity holders of the Client as of the Effective Date collectively own fifty percent (50%) or less of the voting power in the resulting entity immediately after such event, and (iii) any purchase or purchases by any person or persons of equity interests of the Client, the effect of which is that the equity holders of the Client as of the Effective Date collectively own fifty percent (50%) or less of the voting power in the Client immediately after such event.

An amount equal to 0.27% of the Applicable Gross Quarterly Sales, which amount must be paid in cash.

Reimbursement of Certain Expenses: The following constitute “Reimbursable Expenses”:

The Client shall reimburse the Contractor for any actual out-of-pocket, third-party expenses incurred by the Contractor so long as the same are pre-approved by the Client in writing, which approval may be given or withheld in the Client’s sole discretion. In no event shall the Client be obligated to reimburse the Contractor for any internal expenses, including staff, overhead or allocation of resources or for any other costs incurred by the Contractor in the performance of Services.”

3.	No Other Amendment; Effective Date. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise alter, modify or amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Agreement, all of which are revived in all respects and shall be in full force and effect. This Second Amendment will be deemed effective as of the Second Amendment Effective Date.

4.	Governing Law. This Second Amendment shall be deemed executed and delivered in the State of Florida and shall be governed and enforced by and interpreted in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules and principles.

5.	Counterparts. This Second Amendment may be executed in counterparts; each of which when so executed and delivered shall be deemed an original and such counterparts shall constitute one instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the Second Amendment Effective Date:

CLIENT

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Eric Mosser
Name:	Eric Mosser
Title:	Chief Operating Officer

CONTRACTOR

QUIKFILLRX LLC

By:	/s/ Russell Quick
Name:	Russell Quick
Title:	Manager